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                                                                       EXHIBIT 3

                                 PROMISSORY NOTE

$30,000.00                                                        April 16, 2001
                                                            Nashville, Tennessee

FOR VALUE RECEIVED, Michael L. Bixenman, an individual resident of the State of Tennessee (hereinafter referred to as "Maker"), promises to pay to the order of Kyzen Corporation, a Tennessee corporation (hereinafter, together with any other holder hereof, referred to as "Holder"), at 430 Harding Industrial Drive, Nashville, Tennessee 37211 or such other address as Holder may designate in writing, the principal amount of THIRTY THOUSAND AND 00/100 DOLLARS ($30,000.00), together with interest on the outstanding principal balance from the date hereof at an interest rate per annum equal to the Prime Rate as such is published in the Money Rates Section of the Southeastern edition of The Wall Street Journal on the date hereof plus one percent (1%); provided that in no event shall the rate of interest payable in respect of the indebtedness evidenced hereby exceed the maximum rate of interest then allowable under the laws of the State of Tennessee. After this Note becomes due and payable, whether at maturity, by acceleration or otherwise, the interest rate on the outstanding principal sum and accrued interest shall be the rate stated above plus two percent (2%) per annum.

MAKER AND HOLDER, BY ACCEPTING THIS NOTE, EACH AGREE AND STIPULATE THAT THE ONLY CHARGE IMPOSED UPON THE MAKER FOR THE USE OF MONEY IN CONNECTION WITH THIS NOTE IS AND SHALL BE THE INTEREST DESCRIBED IN THE FIRST PARAGRAPH HEREOF, AND FURTHER AGREE AND STIPULATE THAT ALL OTHER CHARGES IMPOSED BY THE HOLDER ON THE MAKER IN CONNECTION WITH THIS NOTE, INCLUDING WITHOUT LIMITATION, ALL DEFAULT CHARGES AND ATTORNEYS' FEES, ARE CHARGES MADE TO COMPENSATE THE HOLDER FOR COSTS OR LOSSES PERFORMED OR INCURRED, AND TO BE PERFORMED OR INCURRED, BY THE HOLDER IN CONNECTION WITH THIS NOTE AND SHALL UNDER NO CIRCUMSTANCES BE DEEMED TO BE CHARGES FOR THE USE OF MONEY.

Interest shall be due and payable monthly on the last business day of each month commencing April 30, 2001. For as long as Kyzen Corporation is the Holder and Maker is an employee of Kyzen Corporation, Kyzen Corporation shall withhold from Maker's monthly wages, through payroll deduction, an amount equal to the accrued and unpaid interest due under this Note as of the date of such payroll deduction and Maker authorizes Kyzen Corporation to do so. Such withheld amount shall be applied to the interest then due and payable under this Note. The principal and all accrued but unpaid interest shall be due and payable in full one year from the date hereof. Both principal, and any interest due thereon, shall be payable in lawful money of the United States of America, which shall be legal tender in payment of all debts and dues, public and private, at the time of payment.

Maker, at its option, may prepay the indebtedness evidenced by this Note, either in whole or part, at any time without penalty. All accrued interest on the amount so prepaid shall be due and payable with such prepayment. All prepayments of principal shall be applied to the payments due under this Note in reverse order of maturity.

An "Event of Default" under this Note shall occur upon: (1) failure of the Maker to pay any principal, interest or other amount due hereunder when due, (2) Maker's (a) commencing a voluntary case under the Bankruptcy Code of 1978, as amended or other federal bankruptcy law (as now or hereafter in effect) (collectively, the "Bankruptcy Laws"); (b) filing a petition seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization,


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winding up or composition for adjustments of debts; (c) consenting to or failing to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws; (d) applying for or consenting to, or failing to contest in a timely and appropriate manner, the appointment of, or taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign; or (e) making a general assignment for the benefit of creditors; (3) the commencement of a case or other proceeding against the Maker in any court of competent jurisdiction seeking (a) relief under the Bankruptcy Laws or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts or (b) the appointment of a trustee, receiver, custodian, liquidator or the like for the Maker or all or any substantial part of the assets, domestic or foreign, of the Maker.

Upon the occurrence of an Event of Default, any and all obligations of the Maker hereunder, at the option of the Holder and without demand or notice of any kind, may be immediately declared, and thereupon shall immediately become due and payable and the Holder may exercise any and all rights and remedies available to it at law, in equity or otherwise.

Maker shall pay all expenses of the Holder in the collection of this Note after the occurrence of an Event of Default, including reasonable attorneys' fees.

Time is of the essence of this Note.

No delay or failure on the part of the Holder in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by the Holder of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy.

All amendments to this Note, and any waiver or consent by the Holder, must be in writing and signed by the Holder and the Maker.

Maker and any endorser hereof hereby severally waive presentment, demand, notice of dishonor, protests and all other notices whatever, and agree that Holder or his transferee may, without releasing the liability of Maker, grant extensions or renewals of this Note, in whole or in part, without limit as to the number of such extensions, or the period or periods thereof, and without notice to them and without affecting their liability thereon..

This Note is secured by that certain Stock Pledge and Security Agreement of even date herewith in favor of Holder (the "Stock Pledge Agreement") and may now or hereafter be secured by other pledges, assignments, security agreements, or other instruments of pledge. Neither this reference to the Stock Pledge Agreement nor any provisions thereof shall affect or impair the absolute and unconditional obligation of the Borrower to pay the interest and unpaid principal amount of this Note when due hereunder.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TENNESSEE.

This Note shall be binding upon, and inure to the benefit of, the successors and assignees of the Maker and the Holder, provided, however, that the Maker may not assign his obligations hereunder without the prior written consent of the Holder.


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IN WITNESS WHEREOF, the undersigned has executed and delivered this Promissory
Note as of the date and year first written above.


                                       MICHAEL L. BIXENMAN



                                       /s/  Michael L. Bixenman
                                       -----------------------------------------


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